Exhibit 10(e)(xv)

                                            December 10, 1993

Mr. Paul W. Farley
Vice President - Finance
Gibson Card Division
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH  45237

Dear Paul:

     As you are probably aware, your employment agreement with Gibson Greetings, Inc. is set to expire on January 31, 1994. Upon that expiration, you would become an at-will employee of the Company.

     However, we believe that you, as a valued member of the Company, have earned and continue to deserve the career and financial security afforded by an employment agreement. Therefore, we are hereby offering to extend your agreement indefinitely until it is terminated by the Company upon one (1) year's advance written notice to you. The agreement shall remain subject to earlier termination for cause. All other terms and conditions of the agreement shall remain the same.

     Please be aware that, even if the Company decides to terminate your employment agreement, that would not necessarily be a termination of your relationship with the Company.

     To indicate your acceptance of this amendment, please sign where indicated below and, as promptly as possible, return the executed original in the enclosed self-addressed envelope. Please be sure to retain an executed copy for your records.

                                            Sincerely,

                                            GIBSON GREETINGS, INC.

                                            /s/ Stephen M. Sweeney
                                            ----------------------
                                            Stephen M. Sweeney
                                            Vice President, Human Resources

SMS/HLC/dk

ACCEPTED AND AGREED TO:

       /s/ Paul W. Farley
       --------------------
Date:    1/28/94
       --------------
                                     -66-
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January 24, 1991


Mr. Paul W. Farley
Controller
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, Ohio  45237


Re:  Employment Agreement


Dear Paul:


     It is my pleasure to confirm to you the following terms and conditions under which you have agreed to serve as Controller of Gibson Greetings, Inc. ("Company").

     1.You have agreed to serve the  Company on a full-time basis as  a senior executive employee, and the Company agrees to employ you as such, for a period of three years commencing February 1,1991 and ending on January 31, 1994. Your annual salary, effective February 1, 1991, shall be $85,000 which amount may be increased from time to time by the Company throughout the term of the Agreement in accordance with the Company's salary administration program. In addition, you will qualify for the Key Executives' Bonus Program.

     2.In addition to the above salary and bonus, you will also be included in
       Gibson's Supplemental Executive Retirement Plan and in Gibson's other programs for executives which include: executive physical examinations, supplemental life insurance, and tax preparation and estate planning assistance.

     3.In the event  you are unable  to perform your  duties hereunder due  to illness or other incapacity, which incapacity continues for more than six consecutive or nonconsecutive months in any twelve month period, the Company shall have the right, on not less than 30 days written notice to you, to terminate this Agreement. In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs. Except for such salary continuation rights, this Agreement shall terminate as of the date of death.

                                                                  Cont'd......









                                     -67-
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Mr. Paul W. Farley

January 24, 1991


Page Two


     4.In the event any person  becomes the beneficial owner of  fifty percent
       (50%) or more of the Company's securities, and you are not retained by that person in substantially the same capacity and salary as contemplated herein for at least six (6) months from the date of said change in beneficial ownership, then upon your termination hereunder, you will be paid one year's salary reduced by 1/12 for each full month of employment completed after said change in beneficial ownership. Any amount to be paid hereunder would be further reduced by the value of any severance package received by you from the new ownership in connection with your termination.

     5.In the event you voluntarily terminate your employment during the  term of this Agreement, or if your employment is terminated for cause, your right to all compensation hereunder shall cease as of the date of termination. "Cause" shall mean dishonesty, insubordination, gross negligence or willful misconduct in the performance of your duties, failure to perform duties in a diligent and competent manner, or any willful or material breach of this Agreement. Termination of employment under this Paragraph shall terminate this Agreement with the exception of the provisions of Paragraphs 6, 7, and 9.

     6.Also in the event you voluntarily terminate your employment hereunder, or in the event the Company terminates this Agreement and your employment for cause, you agree that for a period of two years after such termination, you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of Gibson Greetings, Inc. or participate as a director, officer, employee, consultant, advisor, partner or joint venturer in any business engaged in the manufacture or sale of greeting cards, gift wrap or other products produced by the Company, or by any division, subsidiary or affiliate of Gibson Greetings, Inc., without the Company's prior consent. If this Agreement is not earlier terminated as provided in this Paragraph, your said obligation not to compete shall continue in effect for a period of one year following the expiration of this Agreement or of any renewal or extension hereof.

     7.In connection with  this Agreement, you  agree to receive  confidential information of the Company in confidence, and not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with the Company. For purposes of this Paragraph, "confidential information" means

                                                                 Cont'd......
                                     -68-
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Paul W. Farley

January 24, 1991


Page Three


       information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged.

     8.Nothing herein is intended to be granted to you in lieu of any rights or privileges to which you may be entitled as an executive employee of the Company under any retirement, insurance, hospitalization, or other plan which may now or hereafter be in effect.

     9.This Agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

     To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.


                                            Sincerely,

                                            GIBSON GREETINGS, INC.

                                            /s/ Benjamin J. Sottile
                                            --------------------------
                                            Benjamin J. Sottile
                                            President and C.E.O.


BJS/HLC/ss:=24


ACCEPTED AND AGREED TO:

/s/ Paul W. Farley
-------------------
Paul W. Farley

Date:      2/13/91
       ------------





                                     -69-
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